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                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela Toppi
Executive Vice President & CFO
203.642.5903



                    TRANS-LUX REPORTS FIRST QUARTER RESULTS


NORWALK, CT, May 20, 2008 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and operator of cinemas, today reported financial results for the first quarter ended March 31, 2008. Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy made the announcement.

First Quarter 2008

Revenues totaled $11.1 million for the first quarter, compared with $12.1 million during the same period last year. Trans-Lux recorded a net loss for the quarter of $1.0 million (-$0.45 per share), compared with a loss of $2.4 million ($-1.65 per share) in the prior year. The results for the first quarter of 2008 include a $0.4 million non-cash charge for a tax valuation allowance. The results for the first quarter of 2007 included a one-time, non-cash, non-tax deductible charge of $1.5 million relating to the successful Exchange Offer. Cash flow, as defined by EBITDA, was slightly lower at $1.7 million, compared with $1.8 million in 2007. General administrative expenses were down for the quarter from last year as a result of reduced operating costs, depreciation expense and interest cost.

"Our ongoing commitment to improving operational efficiencies and containing operating costs is proving to be successful," said Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer. "We remain enthusiastic about the engineering investments we are making to enhance key products for the outdoor market, which we believe will increase our competitiveness in the long-term."

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Entertainment/Real Estate

The Entertainment/real estate division had a slow start to the year, with quarterly revenues and profits down compared with the same quarter last year. Fewer blockbuster releases led to weak box-office results. Highlights of films released in the first quarter include The Bucket List, Horton Hears a Who! and 10,000 B.C. The grand opening of the four-screen expansion to the Company's DreamCatcher Cinema in northern New Mexico is scheduled for later this month.

Display Division - Outdoor

For the quarter, revenues were down in the Outdoor division, primarily in the commercial outdoor market, due in part to delayed orders resulting from the uncertain economy. However, there were some notable sales, including a contract from Prairie Meadows Racetrack in Altoona, Iowa, for the Company's next generation, advanced full color CaptiVue(R) video display that will be used to show live race coverage and full color video advertising. Additional orders were secured from a U.S.-based convenience store chain for full color CaptiVue video displays used to advertise fuel prices as well as other products, services and promotions. The commercial market group also secured another order for an LED digital billboard that is being installed in the southern U.S.

The catalog sports business secured several significant orders that included full color CaptiVue displays and basketball scoring equipment for Calvin College in Grand Rapids, Michigan. The Company also won an order for a full color CaptiVue display for the Royce City, Texas Independent School District that will be used as a full-matrix scoreboard for football, soccer and track.

Display Division - Indoor

The Indoor division's performance improved slightly during the first quarter with an increase in sales from a range of sectors. In the financial services sector, the Company secured a contract for DataWall(R) and VisionWriter(R) displays for multiple branches of a New York metropolitan savings bank. The Company also won several orders for DataWall and LED Jet(R) trading displays from firms in various institutional and retail segments of the financial services industry in the U.S. and Canada.

The division won an order from Major League Baseball for tricolor GraphixMax(TM) and LED Jet electronic ticker displays for the lobby renovation of their main offices in New York City. The displays, featuring custom enclosures, will show the league's news headlines from their web site, along with latest scores.

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The gaming market remains an active industry for the Indoor division.  The
Company was awarded a contract for an electronic sports book display system from the Eastside Cannery Hotel & Casino in Las Vegas, Nevada, a new property scheduled to open later in 2008. Additional orders came from SunRay Park & Casino in Farmington, New Mexico, for an electronic race and sports book display system, and from the Atlantis Casino Resort & Spa in Reno, Nevada, for an electronic sports book display system.

About Trans-Lux

Trans-Lux is a full service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States. For more information, please visit our web site at www.trans-lux.com.
                                                            -----------------

(Table of Operations attached)

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

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Trans-Lux / 4

                             TRANS-LUX CORPORATION

                             RESULTS OF OPERATIONS
                                  (Unaudited)

<CAPTIONS>
                                                  THREE MONTHS ENDED
                                                       MARCH 31
                                                ---------------------
 (In thousands, except per share data)             2008          2007
                                                ---------------------
Revenues                                        $11,101       $12,130

Net loss                                         (1,027)       (2,402)

Calculation of EBITDA - add:
   Interest expense/debt conversion cost, net       753         2,500
   Provision (benefit) for income taxes              51          (655)
   Depreciation and amortization                  1,873         2,307
                                                ---------------------
EBITDA (1)                                      $ 1,650       $ 1,750
                                                =====================

Loss per share - basic and diluted              $ (0.45)      $ (1.65)

Average common shares outstanding:
   Basic and diluted                              2,307         1,460

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.

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